GISH BIOMEDICAL, INC.                                               NEWS RELEASE

22942 Arroyo Vista
Rancho Santa Margarita, CA  92688

Contact: Kelly D. Scott, President and CEO
(949) 635-6200

GISH BIOMEDICAL REPORTS RESOLUTION OF CONTRACTOR DISPUTE

Rancho Santa Margarita, California - March 12, 2003 - Gish Biomedical, Inc. (Nasdaq: GISH)

During the three months ended March 31, 2001 the Company relocated to a new operating facility in Rancho Santa Margarita, California. The Company had challenged the accuracy and validity of the billings by the improvement construction contractor. This dispute was submitted to binding arbitration and the Company received the arbitration decision on February 24, 2003. The arbitrator's decision was contested by the improvement construction contractor, but on March 11, 2003 the arbitrator confirmed that there would be no change in his original decision. The original claim by the improvement construction contractor was for $2,364,000 and the arbitration award was for $1,821,000, less amounts the Company has paid to or for the benefit of the improvement construction contractor. The effect of the award as of December 31, 2002 would have been a reduction in accrued relocation liabilities of $255,000, a reduction in the recorded cost of construction of $212,000 and a reduction in expenses related to the arbitration of $43,000. Additionally, the result of this award is that the Company owes no further amounts to the improvement construction contractor.

Gish Biomedical designs and manufactures disposable medical devices for various surgical specialties including cardiovascular surgery, orthopedics, and
oncology.   Currently  there  are  3,652,145   shares  of  Gish's  common  stock
outstanding.

This news release contains forward-looking statements concerning the Company's business and products. Actual results may differ materially depending on a number of risk factors, including the impact of competition, downward pricing pressures in the relevant markets, risks related to product performance and the risks relating to consumer acceptance of the Company's products. These and other risks inherent in the Company's business are described in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-KSB. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.